Exhibit 10.1

TERMINATION AND NONDISCLOSURE AGREEMENT
WITH WAIVER AND RELEASE

This Termination and Nondisclosure Agreement with Waiver and Release (hereinafter "the Agreement") is executed this 19 day of January, 2007 by and between PSI Corporation, a Nevada Corporation (the "Company") and David V. Lott ("Lott").

WHEREAS Lott on his own behalf and on behalf of his heirs, executors, administrators, representatives, successors and assigns, and the Company on its own behalf and on behalf of its present and future parents, subsidiaries, divisions, affiliates, representatives, officers, directors, shareholders, agents, successors and assigns, desire to amicably resolve and conclude any and all disputes or potential disputes relating to Lott's employment or termination of Lott's employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, Lott and the Company do hereby agree as follows:

1. In consideration of Lott's execution of this Agreement, the Company will pay Lott:

(a)
the sum of six thousand dollars ($6,000), in accrued compensation, together with one thousand forty nine dollars and fifty nine cents ($1,049.59) as reimbursement of expenses incurred by Lott on behalf of the Company. The Company will wire transfer the payment to Lott pursuant to instructions to be provided by Lott within three (3) business days of its receipt of funding from any source. In the event that Lott has not been paid under this subparagraph (a) on or before July 1, 2007 then Lott, at his option, may upon 2 days prior notice to the notice declare the provisions contained in Paragraphs 7 and 8 herein below null and void and of no further force and effect;

(b)
three thousand dollars ($3,000) per month, for a period of 12 months, beginning on February 1, 2007, with the final three thousand dollar ($3000) payment due on January 1, 2008, with each such payment to be received by Lott on or before the 5th day of each month; and

(c)
one million (1,000,000) Rule 144 restricted shares of PSI Corporation common stock, appropriately adjusted to reflect any stock dividend, stock split, recapitalization, merger, reorganization or other change in the shares which may be made by the Company after the date of this Agreement, delivered in two hundred and fifty thousand (250,000) restricted share increments on May 1, 2007, August 1, 2007, November 1, 2007 and February 1, 2008, subject to acceleration of the issuance in the event of any acquisition of a majority of the outstanding shares of the Company. Approval of this Agreement by the Board of Directors of the Company shall include specific authorization to issue all of the shares as described herein.

2. The Company will respond to any inquiry regarding Lott by any person or entity by following its standard practice to disclose only dates of employment, wage rates, and positions held, and to state that it is the Company's policy to provide only this information.

3. Lott acknowledges that the consideration recited in this Agreement represents a full and complete settlement of, and he hereby waives any and all claims or rights of any kind or description against the Company that he has had, now has or may have in the future regarding any matter that predates the execution of this Agreement, including but not limited to all asserted and unasserted rights to and claims for wages; benefits; monetary and equitable relief, punitive, compensatory or liquidated damages; attorneys' fees; costs or disbursements, or employment with the Company in any position at any time; provided, however, that nothing contained herein shall constitute a waiver of Lott's rights to any equity securities including, but not limited to his rights under that certain Warrant Agreement for 400,000 shares dated on or about May 1, 2006.

4. In consideration of the benefits set forth in this Agreement, the parties hereby release each other from any and all liability to him/it because of any claim or cause of action against the other party which either party ever had, has or hereafter can, shall or may have, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of the date of this Agreement and which may arise in the future out of any and all occurrences predating this Agreement including, without limitation, any claim based on, derived from or relating in any way to Lott's employment by the Company or the conclusion of said employment. This release shall not include a release of either party's rights to enforce the terms of this Agreement, but includes, without limitation, all claims for alleged discrimination or retaliation based on or relating to sex, age, race, color, religion, national origin, ancestry, citizenship, marital status, familial status, parental status, sexual orientation or disability, and includes any claim, asserted or unasserted, which could arise under any federal, state, or local statute. This release also includes, without limitation, no matter how denominated or described, any claim of discrimination or retaliation under any federal, state or local law, rule, regulation or executive order and any claim of wrongful discharge or termination; breach of contract, written or oral, express or implied; breach of promise or public policy; retaliation; impairment of economic opportunity; loss of business opportunity; fraud; misrepresentation; intentional infliction of emotional distress; psychological harm or any other tort; pain and suffering; perceived disability; history of disability; payment of wages or benefits. This release extends and applies to all unknown, unsuspected and unanticipated claims, liens, injuries and damages as well as to those now known.

5. The Parties further agree that a material term of this Agreement is that both the fact of its existence and its terms shall be kept and remain strictly confidential and shall not be disclosed to any person or entity except the following: (a) Melody C. Lott, the Company's officers, the accountants and attorneys of each who have a need to know in order to carry out the terms of this Agreement and that party's ordinary business, and who shall be instructed to comply with these confidentiality provisions, (b) as required by rule or order of any court, tribunal or governmental agency, or as necessary to comply with the disclosure and reporting requirements applicable to a public company, or (c) in response to a court- or tribunal-ordered subpoena or discovery request. If disclosure is required pursuant to (b) or (c), then the disclosing party agrees to notify the other party within two (2) business days of the event giving rise to the requirement of disclosure. Lott agrees and acknowledges that any breach by him of the obligations contained in this paragraph would constitute a material breach of this Agreement and would require him to tender back to the Company the payment set forth in Paragraph 1.

6. The parties mutually agree and promise that they shall not at any time express a negative opinion concerning, or disclose facts that tend to disparage, denigrate, criticize or negatively portray, each other and, in the case of the Company, its officers, affiliates, or the business, operations, personnel, policies or procedures of any of them. This paragraph will not be construed to prevent Lott from describing his duties at the Company or from stating that he voluntarily resigned his employment.

7. Lott acknowledges that his position with the Company has given him access to confidential information of substantial importance to the Company and its business. Accordingly, beginning as of the date hereof and continuing through the first anniversary of this Agreement, Lott will not either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial or business assistance or services to, or permit his name or any part thereof to be used by, any business that competes with the Company with regard to any company with which the Company has a current contractual relationship or has had a contractual relationship with, at any time within the twenty-four months preceding the date of this Agreement. Lott and the Company will, in good faith on or before March 1, 2007, prepare the list of all companies with which Lott is precluded from having any business relationship in competition with the Company.

8. Lott further agrees and acknowledges his obligation not to use or disclose to anyone any Confidential Information of the Company, its parents, subsidiaries or affiliates made known to him during his employment by the Company. As used herein, the term "Confidential Information" means any confidential or proprietary information or trade secrets, including, but not limited to, business or marketing plans, financial or other data, profit plans, know-how, inventions, discoveries, processes, drawings, notes, instructions, business dealings or plans or the like of (i) the Company, or any direct or indirect subsidiary or affiliate of the Company or (ii) any of its customers or vendors. The term "Confidential Information" does not include information that (i) is or becomes part of the public domain through no fault of Lott's, or (ii) is rightfully obtained by Lott from a third party with a right to divulge such information to him, or (iii) is required by law, regulation or subpoena. You recognize that irreparable injury would be caused to the Company, not adequately compensable by money damages, by your violation of any provision of this paragraph. You further agree that in the event of any such violation or threatened violation, in addition to such other rights and remedies as may exist in the Company's favor, the Company will be entitled to recover its attorneys' fees and costs in any action to enforce any provision of this paragraph, and the Company may apply to a court of law or equity to enforce the specific performance of such provisions and, without notice to you, may apply for an injunction or temporary restraining order against any act which would violate any such provisions

9. The Company will indemnify Lott as described in Section 7.01 of the Company's By-Laws in effect as of the date hereof, as follows:

Section 7.01 Indemnification and Insurance.

a) Indemnification of Directors and Officers.

(i) For purposes of this Article, (A) "Indemnitee" shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving in any capacity at the request of the corporation as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise; and (B) "Proceeding" shall mean any threatened, pending or completed action or suit (including without limitation an action, suit or proceeding by or in the right of the corporation), whether civil, criminal, administrative or investigative.

(ii) Each Indemnitee shall be indemnified and held harmless by the corporation for all actions taken by him or her and for all omissions (regardless of the date of any such action or omission), to the fullest extent permitted by Nevada law, against all expense, liability and loss (including without limitation attorneys' fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding.

(iii) Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

(iv) The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

10. If any provision of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, then such provision shall be severed herefrom and all other provisions of this Agreement shall remain in full force and effect; provided, however, that if any release or waiver set forth in paragraphs 3 or 4 of this Agreement is held by a court of competent jurisdiction to be void or unenforceable in whole or in part, all obligations under this Agreement shall be nullified and all payments made to Lott under this Agreement shall be returned to the Company within ten days of notice to Lott of such court.

11. Both Lott and the Company have participated in drafting this Agreement, and any rule of construction to the effect that ambiguities ought to be resolved against the drafting party shall not apply in any interpretation of this Agreement.

12. By signing this Agreement, Lott acknowledges and agrees that he has been encouraged and urged to consult with an attorney of his choice before signing this Agreement, and he has had an ample opportunity to do so and to consider this Agreement; that he has carefully read and understands the terms of this Agreement; he has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge and understanding of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder; that in exchange for executing this Agreement, his resignation and releasing any and all claims against the Company, he is receiving consideration to which, with the exception of the $6,000 referenced in Paragraph 1(a), he is not otherwise entitled and which he would not otherwise receive; and that the only consideration for signing this Agreement is set forth herein, and no other promise, agreement or representation of any kind has been made to her by any person or entity to cause her to sign this Agreement.

13. Neither party to this Agreement can claim a breach of the Agreement based on the party's own actions.

14. The Company and Lott shall attempt to amicably resolve all disputes, controversies or difference arising out of or in relation to this Agreement. If such amicable settlement cannot be obtained, then any such dispute shall be submitted to binding arbitration in Colorado, before a qualified arbitrator selected in accordance with the standard rules of the American Arbitration Association or its successors ("AAA"). In the event the Company and Lott cannot agree upon an arbitrator, each of them shall select an arbitrator, and the two arbitrators shall select an arbitrator who, together with the two selecting arbitrators, shall serve as a three-member arbitration panel. The rules of the AAA, as amended from time to time, shall govern any arbitration proceeding brought under this Agreement.

15. This Agreement constitutes the complete understanding between Lott and the Company and supersedes any and all prior agreements between them concerning its subject matter. No other promises or agreements shall be binding unless in writing and signed by both Lott and the Company with specific reference to this Agreement.

16. This document may be executed in counterparts.

17. The Parties agree and understand that no modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both parties hereto.

18. This Agreement does not become effective for a period of seven (7) days after Lott has executed it, during which time Lott shall have the right to rescind his agreement. This document shall be automatically rescinded if Lott has not executed and returned it by the fifth (5th) day after receipt by Lott or his counsel.

In witness whereof, the parties hereto have executed this Termination and Nondisclosure Agreement with Waiver and Release as of the date set forth in the first paragraph hereof.

PSI CORPORATION	DAVID V. LOTT

By: /s/ David Foni	/s/ David V. Lott
Name: David Foni
Title: Director and authorized officer